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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)

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                                      FOR THE NINE MONTHS ENDED                 FOR THE THREE MONTHS ENDED
                               ---------------------------------------     ---------------------------------------
                               NOVEMBER 30, 1997     NOVEMBER 30, 1996     NOVEMBER 30, 1997     NOVEMBER 30, 1996
                               -----------------     -----------------     -----------------     -----------------
PRIMARY EARNINGS:
-----------------

NET INCOME                          $3,879,187           $5,548,058           $1,305,383            $1,741,894
                                  ============         ============         ============          ============
WEIGHTED AVERAGE  SHARES:
 Common shares outstanding           8,753,076            8,732,299            8,753,076             8,732,299
 Common shares equivalents              61,294              409,232               46,682               155,311
                                  ------------         ------------         ------------          ------------
Weighted average number of common
 shares and common share
 equivalents outstanding             8,814,370            9,141,531            8,799,758             8,887,610
                                  ============         ============         ============          ============
PRIMARY EARNINGS PER COMMON SHARE         $.44                 $.61                 $.15                  $.20
                                          ====                 ====                 ====                  ====
FULLY DILUTED EARNINGS:
-----------------------
Net Income                          $3,879,187           $5,548,058           $1,305,383            $1,741,894
Net (after tax) interest expense
 related to convertible debt           257,700              273,389               85,900                85,900
                                  ------------         ------------         ------------          ------------
NET INCOME AS ADJUSTED              $4,136,887           $5,821,447           $1,391,283            $1,827,794
                                  ============         ============         ============          ============
SHARES:
 Weighted average number of
  common shares and common share
  equivalents outstanding            8,814,370            9,141,531            8,799,758             8,887,610

Additional options not included
 above                               1,301,906              917,495            1,316,518             1,171,416

Assuming conversion of
convertible debt                       784,333              784,333              784,333               784,333
                                  ------------         ------------         ------------          ------------
Weighted average number of common
 shares outstanding as adjusted     10,900,609           10,843,359           10,900,609            10,843,359
                                  ============         ============         ============          ============
FULLY DILUTED EARNINGS PER
COMMON SHARE                              $.38                 $.54                 $.13                  $.17
                                          ====                 ====                 ====                  ====
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